Contact:	Craig Tooman
EVP, Finance and Chief
Financial Officer
908-541-8777
ENZON REPORTS SECOND QUARTER 2007 RESULTS
— Company’s oncology business continues to progress —
BRIDGEWATER, NJ — August 2, 2007 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the second quarter of 2007. For the three months ended June 30, 2007, Enzon reported a net loss of $3.0 million or $0.07 per diluted share, as compared to net income of $11.0 million or $0.25 per diluted share for the same quarter in 2006. Second quarter results in 2006 were favorably impacted by the $3.1 million gain or $0.07 per share from the purchase of 4.5 percent convertible notes at a discount to par.
“Enzon continues to focus on creating an integrated business with long-term value by improving all aspects of the organization,” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “This quarter we continued to advance our diversified pipeline of product candidates, including PEG-SN38, and reduce the amount of our convertible notes outstanding.”
Recent Highlights:
•	Yesterday, Enzon announced the commencement of enrollment in two Phase I studies of PEG-SN38 in solid tumors and lymphoma

•	In May 2007, the Company retired an additional $11.9 million in convertible debt due in July 2008 at a discount to par.
Financial Results
For the three months ended June 30, 2007, Enzon reported an adjusted net loss of $3.1 million or $0.07 per diluted share, as compared to an adjusted net income of $7.9 million or $0.18 per diluted share for the three months ended June 30, 2006.

Revenues
The following table reflects the revenues generated by product and segment for the three-month periods ended June 30, 2007 and 2006.

	Three Months Ended
	(in thousands)
	June 30, 2007	June 30, 2006	% Change

Products
Oncaspar	$9,673	$7,543	28
DepoCyt	2,080	1,936	7
Abelcet	6,716	9,393	(28)
Adagen	6,550	5,665	16

Total Products	25,019	24,537	2

Royalties	18,290	17,936	2
Contract Manufacturing	5,903	5,131	15

Total Revenues	$49,212	$47,604	3

Products Segment
Products segment sales, comprised of sales of Oncaspar®, DepoCyt®, Abelcet® and Adagen®, were $25.0 million for the three months ended June 30, 2007, compared to $24.5 million for the three months ended June 30, 2006. The Company continues to experience growth in its oncology products, Oncaspar and DepoCyt, as well as Adagen, offsetting the decline in Abelcet sales. The increase in sales for the three products is attributable to an increase in volumes, as well as a price increase effective this quarter. As previously noted, Abelcet continues to face challenges in the increasingly competitive antifungal market.
Oncaspar sales grew to $9.7 million or 28 percent for the three months ended June 30, 2007, compared to $7.5 million for the three months ended June 30, 2006. The Company continues to see an increase in the adoption of Oncaspar as a result of the July 2006 approval by the U.S. Food and Drug Administration of Oncaspar for the first-line treatment of patients with Acute Lymphoblastic Leukemia (ALL). As noted above, Oncaspar sales also benefited from a price increase this quarter. The Company continues to evaluate Oncaspar in a Phase I trial in combination with gemcitabine for patients with solid tumors and lymphoma.
Sales of DepoCyt increased 7 percent to $2.1 million for the three months ended June 30, 2007, compared to $1.9 million for the three months ended June 30, 2006. In April 2007, the FDA granted full approval of DepoCyt. Originally DepoCyt was approved under the FDA’s Sub Part H regulation. Given the small number of patients treated with DepoCyt, quarterly sales variability will likely continue.
Sales of Abelcet in the U.S. and Canada for the three months ended June 30, 2007 were $6.7 million, down 28 percent compared to $9.4 million for the three months ended June 30, 2006. This volume decrease was due to the continued competitive conditions in the antifungal market.
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Sales of Adagen were $6.6 million, an increase of 16 percent for the three months ended June 30, 2007, compared to $5.7 million for the three months ended June 30, 2006. As noted above, sales of Adagen were impacted by a price increase this quarter. This market has a very small number of patients so quarterly sales variability is not uncommon.
Royalties Segment
Revenues from the Company’s Royalties segment for the three months ended June 30, 2007 were $18.3 million, compared to $18.0 million for the three months ended June 30, 2006. The increase in royalties was due to sales of PEG-INTRON, which increased in the 2007 first quarter due to growth in the U.S. and many international markets. This increase was partially offset by a decline in royalties earned from Macugen, which is experiencing increased competition.
Contract Manufacturing Segment
The Company’s revenues from its Contract Manufacturing segment were $5.9 million for the three months ended June 30, 2007, compared to $5.1 million in the corresponding period of the prior year. The contract manufacturing segment includes contract manufacturing revenues related to services the Company provides for a number of customers who require injectable products, such as Abelcet for markets outside of Canada and the U.S. The increase in contract manufacturing revenue was primarily attributable to the timing of shipments to our customers, as stated last quarter.
Cost of Product Sales and Contract Manufacturing
The Company’s cost of goods sold was $16.3 million for the three months ended June 30, 2007, compared to $12.4 million for the three months ended June 30, 2006. This increase is due in part to the additional intangible asset amortization expense related to the payment made to secure the supply of L-asparaginase, the active ingredient of Oncaspar, and validation batches of $1.9 million associated with the consolidation of the Company’s products from its South Plainfield, New Jersey facility to its Indianapolis, Indiana facility. These batches were produced to assure the continued quality and stability of the products, as well as validating the new production processes.
Research and Development
The Company’s research and development (R&D) expenses were $17.7 million for the three months ended June 30, 2007, compared to $9.5 million for the three months ended June 30, 2006. This increase in R&D was expected and was attributable to the multiple programs underway to build the Company’s product pipeline. The largest R&D costs are associated with the clinical trials and process development activities currently underway for three of the Company’s product candidates in development — the HIF-1 alpha antagonist, PEG-SN38, rhMBL and additional uses for Oncaspar. Enzon continues to advance its novel and differentiated oncology pipeline.
Selling, General and Administrative
Selling, general and administrative expenses remained flat at $15.2 million. The Company continues to make select investments in selling, marketing, and other initiatives to further its objective of delivering long-term value.
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Phone: (908) 541-8600 Fax: (908) 575-9457
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Restructuring Charge
The Company announced in February 2007 plans to consolidate its manufacturing sites. As a result of this decision, the Company recorded a $0.7 million charge this quarter and $0.6 million in the first quarter of 2007 for related severance costs that will be paid at the completion of the consolidation. As noted above, the Company also incurred $1.9 million in expenses this quarter related to validation batches, which was recorded in cost of product sales and contract manufacturing. As previously reported, the Company expects to incur $8.0 million to $10.0 million in restructuring expense in 2007, of which $3.2 million has been recognized through June 30, 2007. A portion of these costs has and will be classified as cost of product sales.
Other Income (Expense)
Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported other expense of $1.8 million for the three months ended June 30, 2007, compared to other income of $1.0 million in the same period in the prior year. During the second quarter of 2007, the Company purchased $11.9 million of its outstanding convertible debt due in 2008. This purchase resulted in a small gain due to the purchase at a discount to par, compared to the similar gain of $3.1 million in the second quarter of 2006.
Cash and Investments
Total cash reserves decreased to $187.1 million as of June 30, 2007, as compared to $240.6 million as of December 31, 2006. Cash reserves include cash, cash equivalents, short-term investments, and marketable securities. During the six months ended June 30, 2007, the net decrease in cash reserves was due to the purchase of $15.9 million in convertible notes, in addition to payments totaling $32.0 million made in the first quarter of 2007 for costs associated with securing rights to the long-term supply of L-asparaginase and a pipeline milestone . The Company also utilized a portion of its cash reserves for ongoing operations.
Reconciliation of GAAP net income (loss) to adjusted net income (loss)
The following table reconciles the Company’s net (loss) income and net (loss) income per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net (loss) income and net (loss) income per diluted share for the three months ended June 30, 2007 and 2006 respectively:

	Three Months Ended
	(in thousands, except per-share amounts)
	June 30, 2007		June 30, 2006
		Net loss		Net
		per		income per
	Net	diluted	Net	diluted
	loss	share	income	share

GAAP net (loss) income	$(3,044)	$(0.07)	$10,987	$0.25
Adjustment to GAAP net (loss) income:
Less: Gain related to the repurchase of debt(1)	73	—	3,113	0.07

Adjusted net (loss) income(2)	$(3,117)	$(0.07)	$7,874	$0.18

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Phone: (908) 541-8600 Fax: (908) 575-9457
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(1)	The Company’s adjusted financial results for the second quarter of 2006 and 2007 exclude a gain related to the repurchase of the 4.5% Notes.

(2)	Adjusted net (loss) income and adjusted net (loss) income per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net (loss) income and adjusted net (loss) income per share reflecting adjustments for certain items that the Company deems to be non-recurring.
Conference Call and Webcast
Enzon will be hosting a conference call today, August 2, 2007 at 10:00 a.m. E.D.T. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(866) 334-3876
International Dial-In Number:	(416) 849-4292
Access Code:	Enzon
Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a telephone rebroadcast will be available following the call from August 2, 2007, at approximately 12:00 p.m. E.D.T. This rebroadcast will end on August 9, 2007, at approximately 11:59 p.m. E.D.T. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(866) 245-6755
International Dial-In Number:	(416) 915-1035
Access Code:	516514
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
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pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.
(Financial information to follow)
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended June 30, 2007 and 2006
(In thousands, except per share amounts)
(Unaudited)

	June 30,	June 30,
	2007	2006
Revenues:
Product sales, net	$25,019	$24,537
Royalties	18,290	17,936
Contract manufacturing	5,903	5,131

Total revenues	49,212	47,604

Costs and expenses:
Cost of product sales and contract manufacturing	16,293	12,352
Research and development	17,739	9,466
Selling, general and administrative	15,225	15,247
Amortization of acquired intangible assets	185	185
Restructuring charge	755	—

Total costs and expenses	50,197	37,250

Operating (loss) income	(985)	10,354

Other income (expense):
Investment income, net	2,366	3,084
Interest expense	(4,491)	(6,639)
Other, net	327	4,476

	(1,798)	921

(Loss) income before income tax provision	(2,783)	11,275

Income tax provision	261	288

Net (loss) income	$(3,044)	$10,987

(Loss) earnings per common share — basic	$(0.07)	$0.25

(Loss) earnings per common share — diluted	$(0.07)	$0.25

Weighted average shares — basic	43,884	43,539

Weighted average shares — diluted	43,884	43,539

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Phone: (908) 541-8600 Fax: (908) 575-9457
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Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
June 30, 2007 and December 31, 2006
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and short-term investments	$152,039	$173,544
Accounts receivable, net	14,213	15,259
Inventories	19,415	17,618
Other current assets	7,637	5,890

Total current assets	193,304	212,311

Property and equipment, net	48,150	39,491

Other assets:
Marketable securities	35,042	67,061
Amortizable intangible assets, net	73,309	78,510
Other assets	5,626	6,457

	113,977	152,028

Total assets	$355,431	$403,830

Liabilities and Stockholders’ Deficit
Current and other liabilities	$30,485	$62,629
Notes payable	381,721	397,642
Stockholders’ deficit	(56,775)	(56,441)

Total liabilities and stockholders’ deficit	$355,431	$403,830

Common shares outstanding	44,072	43,999

# # #
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com